Exhibit 10.10

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into between Affirmative Services, Inc. (the “Company”) and Mark E. Pape (the “Executive”) (the Company and the Executive will be collectively referred to hereinafter as the “Parties”).

WHEREAS, the parties acknowledge and agree that Executive and the Company entered into an Employment Agreement effective on November 30, 2005 (the “Employment Agreement”);

WHEREAS, the Employment Agreement shall expire on November 30, 2007 without renewal and Executive’s position as Chief Financial Officer shall terminate as of November 30, 2007, and Executive’s employment with the Company shall terminate as of December 7, 2007 (the “Separation Date”); and

WHEREAS, Executive and the Company seek to fully and finally settle all existing claims, whether or not now known, arising out of the Company’s employment and termination of employment of the Executive on the terms set forth herein;

NOW THEREFORE, the Parties mutually understand and agree as follows:

1. Severance Payment. Within five (5) business days of the later of the Company’s receipt of this Agreement executed by the Executive and the expiration of the eight-day period within which the Executive may revoke the Executive’s acceptance of this Agreement pursuant to Paragraph 15 below (provided the Executive has not effected such revocation), the Company will tender to the Executive one check made payable to the Executive in the gross amount of One Hundred Thousand Dollars ($100,000), less applicable withholdings, for which the Company will issue the Executive a Form W-2.

2. Consideration. The Executive acknowledges that the consideration set forth herein exceeds that to which the Executive would be entitled upon termination of employment under the normal operation of the Company’s benefit plans, policies, and/or practices.

3. Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, the Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, which the Executive has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a) all claims for discrimination or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Reconstruction Act of 1866, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act (FMLA), the Age Discrimination in Employment Act, the National Labor Relations Act, the Executive Retirement Income Security Act (ERISA), or any other federal, state, or local law relating to employment, discrimination, or retaliation; and

(b) all claims for wages, compensation, vacation pay, sick pay, compensatory time, commissions, or benefits under ERISA, the Federal Equal Pay Act, the Fair Labor Standards Act (FLSA), the Illinois Wage Payment & Collection Act, or any other federal, state, or local wage and hour law; and

(c) all claims arising under the common law of any state which relate to or arise out of the Executive’s employment or termination of employment including, but not limited to, claims relating to employment contracts (express or implied), intentional interference with contracts, wrongful discharge, retaliatory discharge, retaliation, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, wrongful termination of benefits, and wrongful denial of wages and/or commissions; and

(d) all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on the Executive’s behalf against the Company and/or the Company Releasees by any government agency or other person.

4. Wage Deduction Orders. The Executive represents and warrants that the Executive is not subject to any wage garnishment or deduction orders.

5. No Waiver of Vested Rights. Notwithstanding anything else in this Agreement, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that the Executive may have with respect to any pension or other retirement benefits to which the Executive is or will be entitled by virtue of the Executive’s employment with the Company, and nothing in this Agreement shall prohibit the Executive from enforcing such rights.

6. No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the Parties agree that this Agreement does not constitute a waiver of any rights or claims that may arise after the date on which the Executive executes this Agreement.

7. Other Claims. The Executive represents and warrants that the Executive has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees, and that, to the best of the Executive’s knowledge, the Executive possesses no claims (including FMLA, FLSA, and workers compensation claims). The Executive further represents and warrants that the Executive has received any and all overtime compensation and FMLA leave to which the Executive may have been entitled, and that the Executive is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FMLA or FLSA. Moreover, the Executive represents and warrants that he has not suffered any work-related injury or illness prior to the Executive’s execution of this Agreement, and that the Executive is not currently aware of any facts or circumstances that would give rise to a workers compensation claim against the Company and/or the Company Releasees.

8. Confidentiality. The Executive represents and warrants that the Executive has not communicated any aspect of the terms or substance of the negotiations leading up to this Agreement (the “Severance Negotiations”) to anyone other than the Executive’s attorneys. The Executive agrees that the Executive will keep the terms and substance of the Severance Negotiations and this Agreement confidential, and that the Executive will not disclose such information to anyone outside of the Executive’s immediate family, the Executive’s attorneys, and/or the Executive’s financial advisor, except as may be required by law. If the Executive advises anyone in the Executive’s immediate family and/or the Executive’s financial advisor about the Severance Negotiations or this Agreement, the Executive agrees to advise that person of the confidentiality of the Severance Negotiations and this Agreement and to instruct that person not to disclose the terms, conditions, or substance of them to anyone. If the Executive is asked about the Severance Negotiations or this Agreement, the Executive agrees to limit any response to the following statement only: “The matter has been settled and that is all that I can say about it.” The Executive acknowledges that it would be impossible to fix a specific measure of damages in the event that the Executive does not comply with these terms relating to confidentiality, and the Executive therefore agrees that in the event that a court determines that the Executive breached these terms relating to confidentiality, the Executive shall become immediately liable to the Company for the sum of five thousand dollars ($5,000.00), plus attorneys fees reasonably incurred by the Company in collecting that amount from the Executive.

9. Non-Disclosure. The Executive will not directly or indirectly, disclose any Confidential Information (defined below) to any person or entity that is not an employee, officer, director, agent or affiliate of the Company unless such disclosure is authorized in advance and in writing by the Company. The Executive will not directly, or indirectly, use any Confidential Information in any manner. For purposes of this Release Agreement, the term “Confidential Information” shall mean any information regarding the Company’s or its customers’ or affiliates’ business which is:

(a) not generally known to the public and was acquired through the expenditure of the Company’s time, effort, and/or funds, including, but not limited to, existing and contemplated business and financial methods, concepts, practices, and know-how, plans, pricing, marketing and selling techniques and information, customer, principal and employee lists and records, customer and principal preferences and relationship information, principal interviewing procedures, sales meeting strategies (i.e., ideas, presentations, video tapes, printed materials, etc.), customer credit ratings and credit histories, principals’ marketing plans, concepts, and product strategies, labor relations strategies, market development information, procedures, and confidential or proprietary information of the Company’s policies, strategies, administration, or operation; and

(b) acquired by the Executive during the term of the Executive’s employment with the Company (or in connection with such employment) as well as any additional information that may be classified as proprietary or constitute a trade secret under applicable state or federal law.

10. Non-Disparagement. The Executive will refrain from making negative or disparaging remarks about the Company, the Company Releasees, and their customers. The Executive will not provide information or issue statements regarding the Company, the Company Releasees, or their customers, or take any action that would cause the Company, Company Releasees, or their customers embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Nothing in this Agreement shall be deemed to preclude the Executive from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process.

11. Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper or unlawful action on the part of either of the Parties.

12. Return of Company Property. The Executive represents and warrants that he has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in the Executive’s possession or under the Executive’s control.

13. Consultation With Legal Counsel. The Executive acknowledges that the Company has advised the Executive to consult with an attorney prior to signing this Agreement.

14. Review and Revocation Periods. The Executive acknowledges that the Executive has been given at least twenty-two (22) days to consider this Agreement from the date that it was first given to the Executive. The Executive may accept the Agreement by executing the Agreement within the designated time period. The Executive shall have eight (8) days from the date that the Executive executes the Agreement to revoke the Executive’s acceptance of the Agreement by delivering written notice of revocation within the eight-day period to the following Company contact:

Joseph G. Fisher

Senior V.P and General Counsel

150 Harvester Drive

Burr Ridge, Illinois 60527

If the Executive does not revoke acceptance, this Agreement will become effective and irrevocable by the Executive on the ninth day after the Executive has executed it.

15. Choice of Law. The Executive was employed by the Company in Texas, and this Agreement was entered into in Texas. Accordingly, to the extent the interpretation of this Agreement is not governed by applicable federal law, it shall be interpreted and enforced under and shall be governed by the laws of that state.

16. Venue and Waiver of Jury Trial. The venue for any action brought to enforce the terms and conditions of this Agreement shall be a state district court located in Dallas County, Texas, unless jurisdiction is appropriate in a federal district court in Dallas County, Texas in which case either Party may remove the lawsuit to federal district court in accordance with applicable laws and rules of civil procedure. Unless otherwise prohibited by law, the Parties agree to waive their right to trial by jury and any such trial shall be tried exclusively as a bench trial before the judge of the court in which the matter is pending at time of trial.

17. Costs of Enforcement. Executive agrees that if he breaches this Agreement and brings any claim released in paragraph 3 above against the Company or any of the Company Releasees or otherwise breaches this Agreement, Executive shall be liable for any and all expenses incurred by the person or entity who has to defend the action, including reasonable attorney’s fees; provided however, that this Paragraph 17 shall not apply to charges filed by

Executive with the EEOC or other federal or state regulatory or law enforcement agency or to claims initiated by Executive to challenge the validity of the release of ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release.

18. Third-Party Beneficiaries. Executive acknowledges and agrees that the terms of this Agreement, including, without limitation, the releases of claims by Executive, will inure to the benefit of all Company Releasees.

19. Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.

22. Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subjects addressed herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and the Executive. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, the Executive shall remain bound by any restrictive covenant agreements with the Company that the Executive signed at any time, including, without limitation, the provisions of Section 5 of the Employment Agreement, which restrictive covenants agreements shall remain in full force and effect in accordance with the terms of such agreements.

23. Representation and Warranty of Understanding. By signing below, the Executive represents and warrants that the Executive: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of the Executive’s own free will; and (c) understands its terms and significance and intends to abide by its provisions without exception.

MARK E. PAPE	AFFIRMATIVE SERVICES INC.

/s/ Mark E. Pape	BY:	/s/ Kevin R. Callahan
DATE: 11/30/07	ITS:	CEO
	DATE:	12/5/07